EXHIBIT 10.42

APPLIED MATERIALS, INC.

Nonemployee Director Share Purchase Plan

Effective March 22, 2005

1. Purpose. The purpose of the Plan is to provide a convenient method by which Directors of the Company may purchase Company common stock at fair market value, by permitting the Directors to voluntarily elect to receive Shares in lieu of retainer and meeting fees otherwise payable to them in cash. The Plan is effective as of March 22, 2005.

2. Definitions.

     2.1 “Committee” means the Human Resources and Compensation Committee of the Board.

     2.2 “Board” means the Board of Directors of the Company.

     2.3 “Company” means Applied Materials, Inc.

     2.4 “Director” means a nonemployee member of the Board.

     2.5 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share selling price for Shares on the nearest day before the relevant date.

     2.6 “Fees” means the cash retainer fees and meeting fees payable to a Director for any given fiscal quarter or fiscal year of the Company as a result of his or her service on the Board and its committees during the applicable period.

     2.7 “Plan” means this Nonemployee Director Share Purchase Plan, as it may be amended from time to time.

     2.8 “Share” means a share of the Company’s common stock.

3. Administration.

     3.1 The Plan will be interpreted and administered by the Committee, whose actions and interpretations will be final and binding.

     3.2 The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan:

          3.2.1 To establish, amend and revoke rules and procedures relating to the Plan (for example, but not by way of limitation, with respect to Director elections to participate in the Plan and the delivery of Shares) as it may deem necessary or appropriate for the administration of the Plan;

          3.2.2 To make any and all determinations as it may deem necessary or appropriate for the administration of the Plan;

          3.2.3 To approve a form of election form to be used in conjunction with the Plan; and

          3.2.4 To delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company, including with respect to the day-to-day administration of the Plan.

4. Election in Lieu of Fees.

     4.1 At least once annually, each Director shall be given the opportunity to elect to receive Shares in lieu of some or all of the Fees that would otherwise be payable to him or her for the Director’s service during each remaining fiscal quarter of the fiscal year of the Company to which the election relates.

     4.2 Except as pursuant to Section 4.3, the foregone Fees will be converted into Shares based on the Fair Market Value of a Share on the day of the applicable Board or committee meeting on which the foregone Fees otherwise would be paid. Quarterly retainer Fees will be converted into Shares based on the Fair Market Value of a Share on the day of the regularly scheduled quarterly meeting of the Board. In the event that the applicable Board or committee meeting takes place over multiple days, the Fair Market Value on the last day of such meeting will be used for the conversion of foregone Fees into Shares.

     4.3 Foregone Fees for the period from the effective date of the Plan through the remainder of the second quarter of the Company’s 2005 fiscal year will be converted into Shares based on the Fair Market Value on April 8, 2005.

     4.4 Until and unless otherwise determined by the Committee, each Director’s election pursuant to Section 4.1 shall be irrevocable for the fiscal year of the Company to which it relates.

5. Delivery of Shares.

     5.1 Shares paid out to a Director under the Plan will be electronically delivered to the Director’s broker as indicated in the Director’s election form or, if no broker is so indicated, to the Director’s broker of record (as listed in the Company’s records at the time of delivery) as soon as administratively practicable after the date the foregone Fees otherwise would have been payable to such Director.

     5.2 Payouts of Shares under the Plan will be in the form of whole Shares only; the balance of any foregone Fees not payable in whole Shares will be paid in cash.

6. Amendment or Termination of the Plan. The Committee may, at any time and for any reason, amend or terminate the Plan.

7. No Guarantee of Future Service. Nothing in the Plan will provide Directors any guarantee or promise of continued service on the Board.

8. Tax Withholding. Any income recognizable by a Director as a result of distribution under the Plan will be reported by the Company on a Form 1099 or other appropriate forms.

9. Choice of Law. All questions concerning the construction, validity, and interpretation of the Plan will be governed by the law of the State of California, exclusive of the conflict of laws provisions thereof.

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10. Headings. The headings in the Plan are for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning hereof.

Applied Materials, Inc.

By:

Name:

Title: